Exhibit 99.1

Cost Effective and Greener - Asia Carbon Industries Completes Gas Pipeline and Oil Processing Projects

NEW YORK, Jan. 25, 2012 /PRNewswire/ -- Asia Carbon Industries, Inc. ("Asia Carbon", or the "Company"), OTCBB:ACRB, today announced its completion of two infrastructure projects: a gas pipeline and naphthalene oil processing facility. The self-funded projects will have a positive impact on the Company's future operations.

Gas Pipeline Project

The Gas Pipeline Project will enable the Company to use natural gas as fuel for production instead of coal tar oil. Using natural gas as fuel is far cleaner than coal tar oil, the traditional fuel. The Company invested approximately $2.5 million (approximately 16 million Renminbi ("RMB") for the construction of the pipeline, which was initiated in June of 2011, and completed in December 2011.

Utilization of natural gas will not only result in fewer emissions, it will also reduce the Company's energy costs. Management estimates the savings associated with the switch will be approximately $1.5 million (approximately 9.6 million RMB) per year, when operating at full capacity.

Naphthalene Oil Process Project

Asia Carbon began selling Naphthalene oil, a by-product of the carbon black production process in July, 2011. As demand continued to grow, the Company decided to increase its refining and storage capacity. Asia Carbon invested approximately $3 million (approximately 18.6 million RMB) in the facility which has the capacity to process an additional 2,400 tons naphthalene per year. Construction was completed in December 2011. At the current pricing, this Naphthalene project would contribute approximately $1.7 million in revenue, at full capacity.

Ms. Yao Guoyun, Asia Carbon's Chairwoman of the Board and Chief Executive Officer, commented, "We are very pleased to announce the completion of both gas pipeline and naphthalene projects at the end of 2011, as they represent an important step in our expansion plans for Asia Carbon. Together, these projects are expected to increase revenues and improve margins going forward. This contribution will also help us to offset any negative impact from increases in raw material pricing."

Ms. Yao went on to say, "In order to facilitate our ability to meet the growing demand for our product, we are building a new 3,700 square meters (approximately 40,000 square feet) warehouse for our carbon black products. We estimate the cost for this warehouse will be approximately US$1 million and anticipate construction will be completed by the end of the first quarter 2012."

This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

About Asia Carbon Industries, Inc.

Asia Carbon Industries Inc. is an emerging, China-based producer of a series of high quality carbon black products under the brand name "Great Double Star." The Company was established in 2003 in Shanxi, China's highest coal producing province. Asia Carbon is one of the top ten carbon black producers in the province and has established relationships with a high-profile customer base. The Company went public in 2010 through a registration statement on Form S-1 which was declared effective by the SEC on October 26, 2010, and is currently in the process of expanding its manufacturing capacity to meet the anticipated demand.

Forward-looking statements:

The above news release contains forward-looking statements. The statements contained in this document that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "will," "would," and other variations or negative expressions of these terms, including statements related to expected market trends and the Company's performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performances, and are subject to a wide range of external factors, uncertainties, business risks, and other risks identified in filings made by the company with the Securities and Exchange Commission. Actual results may differ materially from those indicated by such forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Company contact: Michael Segal
Asia Carbon Industries, Inc.
Phone +1-646-623-6999